EXHIBIT 99.1

[REDENVELOPE LETTERHEAD]

RedEnvelope, Inc. Announces Receipt of Nasdaq Delisting Letter

SAN FRANCISCO, CA (April 9, 2008) — RedEnvelope, Inc. (NASDAQ: REDE) today announced that on April 2, 2008, it received a Nasdaq Staff Deficiency Letter (the “Letter”) stating that Nasdaq had previously notified the Company that if it had not held an annual meeting of stockholders by April 1, 2008 the Company’s common stock would be subject to delisting. The Letter notes that the Company is not in compliance with the requirements for continued listing on the Nasdaq Capital Market set forth in Marketplace Rules 4350(e) and 4350(g). The Company is considering whether to appeal this determination and possible delisting pursuant to the procedures set forth in the Nasdaq Market Place Rule 4800 Series. However, there can be no assurances that the Company’s appeal, if made, will be acceptable to Nasdaq. If the Company’s appeal is not successful, or if an appeal is not timely made, its common stock may be delisted from the Nasdaq Capital Market.

About RedEnvelope, Inc.

RedEnvelope, Inc. is a retailer dedicated to inspiring people to celebrate their relationships through giving. RedEnvelope offers an extensive collection of imaginative gifts through its webstore, www.RedEnvelope.com.

“RedEnvelope” is a registered trademark of RedEnvelope, Inc.